AMC NETWORKS INC. REPORTS SECOND QUARTER 2017 RESULTS

Second Quarter Highlights:

•	Net revenues increased 3.8% to $711 million

•	Operating income of $176 million; Adjusted Operating Income[1] of $229 million

•	Diluted EPS of $1.54; Adjusted EPS[1] of $1.88

•	2.8 million shares repurchased for $153 million in second quarter 2017
New York, NY - August 3, 2017: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the second quarter ended June 30, 2017.

“Our financial and operating performance in the second quarter and for the year, thus far, has been strong and we remain on track to deliver on our full-year total company outlook,” said AMC Networks President and CEO Josh Sapan.  “The success of our long-term focus on investing in marquee content and in distinctive, vibrant brands that attract passionate and engaged fans is reinforced by our wide distribution on new virtual MVPDs, including most recently YouTube TV; being home to four of the top five dramas on basic cable; and with Emmy nominations that span our networks and genres, including nominations for AMC’s Better Call Saul, IFC’s Documentary Now! and BBC AMERICA’s Planet Earth II. In addition, we continue to partner with our traditional distributors on innovative initiatives that support the cable ecosystem, including our new AMC Premiere offering to Comcast Xfinity TV customers, and our AMC Studios co-production partnership with Charter.”

Second quarter net revenues increased 3.8%, or $26 million, to $711 million over the second quarter of 2016. The increase in net revenues reflected 5.6% growth at National Networks and a decrease of $7 million at International and Other. Operating income was $176 million, a decrease of 1.3%, or $2 million, versus the prior year period. The operating income decrease reflected an increase of 11.9% at National Networks more than offset by an increase of $23 million in operating loss at International and Other. As discussed in the “Other Matters” section of this release, second quarter results include the impact of impairment charges of $17 million related to AMCNI-DMC, the Company’s Amsterdam-based media logistics facility. Adjusted Operating Income1 totaled $229 million, an increase of 8.2%, or $17 million, versus the prior year period. National Networks adjusted operating income increased 12.5% and International and Other adjusted operating income decreased $7 million versus the prior year period.

For the six months ended June 30, 2017, net revenues increased 2.8%, or $39 million, to $1.431 billion, operating income decreased 6.7%, or $29 million, to $407 million, and adjusted operating income increased 0.2%, or $1 million, to $499 million.

1.	See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss) and Adjusted EPS.

Second quarter net income was $103 million ($1.54 per diluted share), compared with $77 million ($1.05 per diluted share) in the second quarter of 2016. Second quarter Adjusted EPS2 was $126 million ($1.88 per diluted share), compared with $84 million ($1.15 per diluted share) in the second quarter of 2016. The increase in adjusted EPS was primarily related to the increase in adjusted operating income and an increase in miscellaneous, net.

Net income for the six months ended June 30, 2017 was $239 million ($3.52 per diluted share), compared with $191 million ($2.60 per diluted share) in the prior year period.

For the six months ended June 30, 2017, net cash provided by operating activities was $166 million, a decrease of $64 million versus the prior year period. The decrease was primarily the result of an increase in tax payments and working capital. Free Cash Flow2 for the six months ended June 30, 2017 was $113 million, a decrease of $83 million versus the prior year period. The decrease primarily reflects the decrease in net cash provided by operating activities as well as an increase in capital expenditures over the prior year period.

Segment Results

(dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
Net revenues:
National Networks	$604,923	$572,633	5.6%	$1,220,070	$1,171,269	4.2%
International and Other	110,844	118,280	(6.3)%	217,641	227,328	(4.3)%
Inter-segment eliminations	(5,222)	(6,081)	n/m	(6,977)	(7,186)	n/m
Total net revenues	$710,545	$684,832	3.8%	$1,430,734	$1,391,411	2.8%

Operating Income (Loss):
National Networks	$211,623	$189,090	11.9%	$461,230	$455,823	1.2%
International and Other	(31,222)	(7,819)	n/m	(50,439)	(16,403)	n/m
Inter-segment eliminations	(4,611)	(3,239)	n/m	(3,330)	(2,729)	n/m
Total Operating Income (Loss)	$175,790	$178,032	(1.3)%	$407,461	$436,691	(6.7)%

Adjusted Operating Income (Loss):
National Networks	$232,167	$206,328	12.5%	$500,140	$487,282	2.6%
International and Other	1,003	8,207	(87.8)%	2,080	13,165	(84.2)%
Inter-segment eliminations	(4,611)	(3,239)	n/m	(3,330)	(2,729)	n/m
Total Adjusted Operating Income (Loss)	$228,559	$211,296	8.2%	$498,890	$497,718	0.2%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

National Networks revenues for the second quarter 2017 increased 5.6% to $605 million, operating income increased 11.9% to $212 million, and adjusted operating income increased 12.5% to $232 million, all compared to the prior year period.

2.	See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted EPS and Free Cash Flow.

National Networks revenues for the six months ended June 30, 2017 increased 4.2% to $1.220 billion, operating income increased 1.2% to $461 million, and adjusted operating income increased 2.6% to $500 million, all compared to the prior year period.

Second quarter growth in revenues was led by a 7.8% increase in distribution revenues to $359 million. The increase in distribution revenues was primarily attributable to an increase in licensing revenues as well as an increase in affiliate fees. Advertising revenues increased 2.6% to $245 million. The increase in advertising revenues principally related to higher pricing partially offset by lower delivery.

The increase in second quarter operating income and adjusted operating income reflected the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses partially offset by a decrease in marketing expenses.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; and various developing digital content distribution initiatives.

International and Other revenues for the second quarter of 2017 decreased $7 million to $111 million, operating loss increased $23 million to a loss of $31 million, and adjusted operating income decreased $7 million to $1 million, all compared to the prior year period.

International and Other revenues for the six months ended June 30, 2017 decreased $10 million to $218 million, operating loss increased $34 million to a loss of $50 million, and adjusted operating income decreased $11 million to $2 million, all compared to the prior year period.

Second quarter revenues reflect a decrease at AMC Networks International and IFC Films.

Second quarter operating loss and adjusted operating income reflected the decrease in revenue. Operating expenses were essentially flat as higher spending on the Company’s digital initiatives was offset by a decrease in expenses at AMC Networks International. The operating loss also reflects noncash impairment charges of $17 million related to AMCNI-DMC, the Company’s Amsterdam-based media logistics facility.

Other Matters

Stock Repurchase Program

On June 7, 2017, the Company announced that its Board of Directors authorized an increase of $500 million to its previously announced program to repurchase its outstanding shares of common stock. The new authorization was in addition to the $500 million authorization that was announced in March 2016. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the second quarter, the Company repurchased approximately 2.8 million shares for $153 million. From July 1, 2017 through July 28, 2017, the Company repurchased approximately 925,000 additional shares for $52 million. As of July 28, 2017, the Company had $480 million available under its stock repurchase authorization.

Debt

As previously disclosed, on July 28, 2017, the Company issued $800 million in aggregate principal amount of 4.75% senior notes due 2025. The Company used the proceeds of this offering to repay approximately $397 million of loans under its Term Loan A Facility and to pay fees and expenses related to the offering, with the remaining proceeds to be used for general corporate purposes. The Company also reduced its Term Loan A Facility to $750 million and extended the maturity date to July 2023.

RLJ Entertainment

As previously disclosed, on June 20, 2017, the Company announced that it had broadened its strategic partnership with RLJ Entertainment, Inc. (“RLJE”). As part of the announcement, the Company expanded the Tranche A Term Loan from $13 million to $23 million. In addition, the Company exercised $5 million of its Tranche A Warrants into RLJE common stock.

AMC Networks International - Digital Media Center

As previously disclosed, on July 14, 2017, the Company announced that it had entered into a sale and purchase agreement with TVT Ltd. (“TVT”) for the sale of AMC Networks International - Digital Media Center (“AMCNI-DMC”), the Company’s Amsterdam-based media logistics facility. Subsequent to the sale, TVT will continue to provide broadcast services to AMC Networks International. As a result of the transaction, the Company’s second quarter 2017 results reflect a pre-tax impairment charge of $17 million related to this business. Additionally, the Company will recognize a pre-tax loss of approximately $12 million on the sale of AMCNI-DMC in the third quarter of 2017. The loss on sale may vary due to the finalization of certain purchase price adjustments.

Please see the Company’s Form 10-Q for the period ended June 30, 2017 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, and restructuring expense or credit. Because it is based upon operating income (loss), Adjusted Operating Income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income to operating income (loss), please see page 8 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 9 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; non-cash impairments of goodwill, intangible and fixed assets and investments; restructuring expense; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of Adjusted EPS to earnings per diluted share, please see pages 10-11 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 10:00 a.m. ET to discuss its second quarter 2017 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 54029156.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, our international programming business; and IFC Films, the Company’s independent film distribution business. For more information on AMC Networks, please visit the Company’s website at http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues, net	$710,545	$684,832	$1,430,734	$1,391,411
Operating expenses:
Technical and operating (excluding depreciation and amortization)	334,845	305,492	633,457	576,537
Selling, general and administrative	162,273	179,366	325,982	336,644
Depreciation and amortization	20,606	21,553	44,099	41,185
Impairment charges	17,112	—	17,112	—
Restructuring (credit) expense	(81)	389	2,623	354
	534,755	506,800	1,023,273	954,720
Operating income	175,790	178,032	407,461	436,691
Other income (expense):
Interest expense	(30,718)	(32,007)	(61,217)	(63,757)
Interest income	3,767	1,671	7,259	2,393
Loss on extinguishment of debt	—	(9)	—	(48,343)
Miscellaneous, net	18,980	(24,910)	30,028	(25,599)
	(7,971)	(55,255)	(23,930)	(135,306)
Income from operations before income taxes	167,819	122,777	383,531	301,385
Income tax expense	(60,193)	(39,390)	(133,275)	(97,933)
Net income including noncontrolling interests	107,626	83,387	250,256	203,452
Net income attributable to noncontrolling interests	(5,028)	(6,212)	(11,442)	(12,832)
Net income attributable to AMC Networks’ stockholders	$102,598	$77,175	$238,814	$190,620

Net income per share attributable to AMC Networks’ stockholders:
Basic	$1.55	$1.06	$3.56	$2.62
Diluted	$1.54	$1.05	$3.52	$2.60

Weighted average common shares:
Basic weighted average common shares	66,224	72,729	67,117	72,654
Diluted weighted average common shares	66,789	73,300	67,771	73,287

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30, 2017
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$232,167	$(8,430)	$(12,211)	$97	$211,623
International and Other	1,003	(12,176)	(2,921)	(17,128)	(31,222)
Inter-segment eliminations	(4,611)	—	—	—	(4,611)
Total	$228,559	$(20,606)	$(15,132)	$(17,031)	$175,790

	Three Months Ended June 30, 2016
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$206,328	$(8,053)	$(9,148)	$(37)	$189,090
International and Other	8,207	(13,500)	(2,174)	(352)	(7,819)
Inter-segment eliminations	(3,239)	—	—	—	(3,239)
Total	$211,296	$(21,553)	$(11,322)	$(389)	$178,032

	Six Months Ended June 30, 2017
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$500,140	$(16,834)	$(22,119)	$43	$461,230
International and Other	2,080	(27,265)	(5,476)	(19,778)	(50,439)
Inter-segment eliminations	(3,330)	—	—	—	(3,330)
Total	$498,890	$(44,099)	$(27,595)	$(19,735)	$407,461

	Six Months Ended June 30, 2016
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$487,282	$(16,022)	$(15,370)	$(67)	$455,823
International and Other	13,165	(25,163)	(4,118)	(287)	(16,403)
Inter-segment eliminations	(2,729)	—	—	—	(2,729)
Total	$497,718	$(41,185)	$(19,488)	$(354)	$436,691

(a)
Results for the three and six months ended June 30, 2016 include restructuring expenses. Results for the three and six months ended June 30, 2017 include restructuring (expenses)/credits as well as impairment charges of $17,112 recorded in the second quarter of 2017.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	June 30, 2017
Cash and cash equivalents	$189,479
Credit facility debt (a)	$1,147,000
Senior notes (a)	1,600,000
Total debt	$2,747,000

Net debt	$2,557,521

Capital leases	32,594
Net debt and capital leases	$2,590,115

Twelve Months Ended June 30, 2017
Operating Income (GAAP)	$628,326
Share-based compensation expense	47,004
Restructuring (credit) expense	31,772
Impairment charges	84,917
Depreciation and amortization	87,692
Adjusted Operating Income (Non-GAAP)	$879,711

Leverage ratio (b)	2.9 x

(a)	Represents the aggregate principal amount of the debt.

(b)
Represents net debt and capital leases divided by Adjusted Operating Income for the twelve months ended June 30, 2017. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Six Months Ended June 30,
	2017	2016
Net cash provided by operating activities	$165,977	$229,564
Less: capital expenditures	(39,936)	(24,186)
Less: distributions to noncontrolling interests	(12,930)	(8,977)
Free cash flow	$113,111	$196,401

Adjusted Earnings Per Diluted Share
	Three Months Ended June 30, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$167,819	$(60,193)	$(5,028)	$102,598	$1.54
Adjustments:
Amortization of acquisition-related intangible assets	9,014	(1,887)	(970)	6,157	0.09
Impairment charges	17,112	—	—	17,112	0.26
Restructuring expense	(81)	64	10	(7)	—
Loss on extinguishment of debt	—	—	—	—	—
Adjusted results (Non-GAAP)	$193,864	$(62,016)	$(5,988)	$125,860	$1.88

	Three Months Ended June 30, 2016
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$122,777	$(39,390)	$(6,212)	$77,175	$1.05
Adjustments:
Amortization of acquisition-related intangible assets	9,728	(2,110)	(970)	6,648	0.09
Impairment charges	—	—	—	—	—
Restructuring expense	389	(69)	—	320	—
Loss on extinguishment of debt	9	11	—	20	—
Adjusted results (Non-GAAP)	$132,903	$(41,558)	$(7,182)	$84,163	$1.15

	Six Months Ended June 30, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$383,531	$(133,275)	$(11,442)	$238,814	$3.52
Adjustments:
Amortization of acquisition-related intangible assets	18,068	(3,632)	(1,940)	12,496	0.18
Impairment charges	17,112	—	—	17,112	0.25
Restructuring expense	2,623	(548)	9	2,084	0.03
Loss on extinguishment of debt	—	—	—	—	—
Adjusted results (Non-GAAP)	$421,334	$(137,455)	$(13,373)	$270,506	$3.99

	Six Months Ended June 30, 2016
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported results (GAAP)	$301,385	$(97,933)	$(12,832)	$190,620	$2.6
Adjustments:
Amortization of acquisition-related intangible assets	19,628	(3,796)	(1,940)	13,892	0.19
Impairment charges	—	—	—	—	—
Restructuring expense	354	128	(2)	480	—
Loss on extinguishment of debt	48,343	(16,253)	—	32,090	0.44
Adjusted results (Non-GAAP)	$369,710	$(117,854)	$(14,774)	$237,082	$3.23